Exhibit 10.12

Bank and Company Cooperation Agreement

Wu Zhong Yin Zi No. 0361160

Party A: Bank of China Suzhou City Wuzhong Branch

Legal representative or person in charge: Liu Li

Residence: No. 110 Dongwu North Road, Suzhou

Method of contact: 65259268

Party B: Multi-Fineline Electronix (Suzhou) Co., Ltd.

Legal entity business license No.: 005874

Legal representative: Xu Jiading

Residence: Suning Industrial District, Wuzhong Economic Development Zone

Method of contact: 65638146

In order to develop a long-term, stable and mutually beneficial business cooperation relationship, Party A and Party B have reached the following intention for cooperation through negotiations in accordance with the principle of free will, equality, mutual benefit and integrity:

Provision One        Opening and Retaining Bank Account

Party A and Party B have reached an agreement through negotiations that Party B shall select Party A as the lead bank to conduct its financial business. Party B will open and retain corresponding account(s) at Party A.

Provision Two        Credit Extension and Financing Arrangement

Party A agrees that, under the conditions of meeting the internal risk management system of Party A and of execution in accordance with the relevant business operation procedures of Party A, the total balance that Party B gets from Party A for various credit extensions and financing arrangements (when converted into RMB) may reach but shall not exceed (in words) 165 million yuan, in which 60 million yuan shall be used for Plant 1; 40 million yuan shall be used for Plant 2; and 65 million yuan shall be used for Plant 3. The total credit extension investment from Party A shall match the registered capital investment as made by Party B for Plant 2 and Plant 3.

The credit extension and financing as mentioned in the previous paragraph refer to various loans, draft acceptance, security, establishment of letter of credit to external parties and other forms of fund accommodations and credit support, and Party A agrees on the request of Party B for earlier return of the loans.

Provision Three        Service Content of Party A

(I) In order to implement the credit extension and financing arrangement as mentioned in Provision Two of this Agreement, Party A and its other authorized organizations of Bank of China will first examine and approve as well as arrange the financing application of Party B: with regard to each specific financing business, Party A and its other authorized organizations of Bank of China will examine such business in accordance with its internal requirements, and when the requirements are met, Party A and Party B will individually sign relevant legal documents. With regard to the issue of credit or pledge and hypothecation for financing, Party A and its other authorized organizations of Bank of China will make decisions on such issue in accordance with specific business conditions.

(II) Upon request of Party B, Party A will provide to Party B the consulting, agency, settlement and various other intermediary business services within the business scope of Party A.

(III) When Party A accepts, examines and approves, and processes financing business as well as undertakes intermediary business, Party A will provide considerate and high-quality services, and will pay great attention to the monitoring, inquiry, criticism and complaint that comes from Party B and will take quick actions so as to process such issues properly.

(V) [sic] The business operations of Party A shall be in line with the relevant laws, regulations, Bank of China rules and the requirements as described in the agreement reached with Party B.

Provision Four        Promises and Guarantee of Party B

Party B makes the following promises and guarantee to Party A:

(I) The ratio for Party B to conduct businesses such as deposit, domestic settlement and credit card at Party A or the other organizations of Bank of China as specified by Party A may not be lower than the ratio of credit extension support from Party A to Party B; and the ratio may not be lower than 50% for conducting international settlement at Party A.

(II) Party B will maintain its good financial and operating status, so as to make sure that the credit extension arrangements of Party A are in order and the fund from credit extension is secure.

Provision Five        Specific Favorable Conditions

(I)	The interest rate of the loan shall be based on the execution of the prime rate of People’s Bank of China with a 10% floating downward.

Currently: the semiannual monthly interest rate for RMB shall be 3.78‰, and the annual monthly interest rate shall be 3.9825‰.

The US dollar interest rate shall be LIBOR + 0.4.

(II)	Listed prices for foreign exchange settlement and sale: foreign exchange settlement shall be based on the middle price minus 0.05% of the middle price; and foreign exchange sale shall be based on the middle price plus 0.05% of the middle price.

(III)	Opening commission shall be 0.08%; international remittance commission shall be 0.05% with minimum charge at RMB 50 yuan and maximum charge at RMB 500 yuan.

Provision Five        Execution of Agreement

Party A and Party B will further consolidate contact, communicate with each other, and mutually urge the implementation and execution of this Agreement.

If Party B fails to abide by the relevant requirements as described in the Agreement, Party A shall have the right to adjust credit extension arrangement and take measures such as reduction of credit extension line and cancellation of the qualification of Party B to receive key support, and shall have the right to suspend or terminate this Agreement. The suspension or termination of the Agreement does not affect the payoff of the debts by Party B to Party A.

Provision Six        Change and Cancellation

With written approval from both Party A and Party B, the Agreement may be modified, supplemented or cancelled. The modifications or supplements to the Agreement shall constitute a part of the Agreement and shall have the same effect as the Agreement.

Provision Seven        Validation of Agreement

This Agreement will go into effect on the day when the two parties have signed it and marked it with seals, and will remain effective for two years. Upon expiration, if there is no opposition from the two parties, the period of validity for the Agreement will be automatically extended for one year. Within the period of validity for the Agreement, the two parties may negotiate changes or terminate the Agreement. If one party needs to terminate the Agreement, the other party shall be notified of it one month in advance.

Provision Eight        Other

The remaining issues of the Agreement shall be executed in accordance with the specific contracts as signed by and between Party A and Party B.

The Agreement has two identical original copies, each of the two parties holds one copy respectively, and the two copies have the same effect.

Party A: Bank of China _________ Branch (Official Seal) [round seal:] Bank of China Suzhou City Wuzhong Branch Legal Representative or Authorized Person for Signature: Xiao Xiaohua July 29, 2003	Party B: __________ Company (Official Seal) [round seal:] Multi-Fineline Electronix (Suzhou) Co., Ltd. Legal Representative or Authorized Person for Signature: Xu Jiading July 29, 2003

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